Exhibit 10.106

MASTER LETTER OF CREDIT AGREEMENT

Master Letter of Credit Agreement between TD Bank, NA (the “Bank”) and Smith & Wesson Holding Corporation and Smith & Wesson Corp. (collectively, the “Customer”).

In consideration of issuance by Bank, or a correspondent bank if Bank so requests, from time to time, upon Customer’s application and at Bank’s option, of one or more standby or commercial letters of credit (all the provisions of this Agreement, except as specifically noted otherwise, apply to both standby and commercial letters of credit, and both such types of letters of credit are hereinafter referred to as a “Credit”) the undersigned Customer, intending to be legally bound hereby, agrees with Bank that the following terms and conditions shall apply to each Credit issued by Bank for Customer’s account:

1. Applications for the Issuance of Credit: Customer shall request the issuance of any Credit pursuant to this Agreement by completing Bank’s then current application form or by any other means permitted by Bank’s then current application procedures (hereinafter, each such request shall be referred to as an “Application”). Each Application shall constitute a certification by Customer that any representation, warranty or commitment made by Customer in this Agreement is true and correct as of the date of such Application. Upon Bank’s receipt of an Application, Bank may elect but shall not be required to issue a Credit in response thereto. Amendments to any Application and requests to amend any Credit issued by Bank shall be in accordance with Bank procedures governing such amendments. Upon Bank’s receipt of a request for amendment of a Credit, Bank may elect, but shall not be required, to so amend such Credit. Customer expressly acknowledges and agrees that in order to make Applications or request amendments by certain means permitted by Bank’s procedures (including, but not limited to, electronic transmissions), Customer shall be required to execute one or more additional agreements governing Customer’s mutual rights and duties with respect thereto. From time to time, Bank may request a correspondent bank to issue the Credit.

2. Customer’s Payment Obligations:

(a) Customer agrees to pay Bank UPON DEMAND and in same-day funds at Bank’s (or such other place as Bank shall designate):

(i) as to any drafts or claims payable in United States currency drawn under or made in connection with any Credit, all amounts paid or payable by Bank under or pursuant to such Credit;

(ii) as to any drafts or claims payable in currency other than United States currency drawn under or made in connection with any Credit, the equivalent in United States currency of the amount paid or payable by Bank at Bank’s then-applicable selling rate of exchange for such foreign currency, for cable transfers to the place of payment of the foreign currency, together with interest thereon from the date of Bank’s payment or, if Bank elects, the actual cost to Bank (after exchange commissions) of settlement of Bank’s obligation to the drawer of the draft of claimant of funds under the Credit;

(iii) a fee or commission for each Credit issued by Bank at such rate as Bank determines to be proper in connection with any Credit;

(iv) all costs and expenses incurred by Bank or any correspondent bank in connection with the Credit or this Agreement, including reasonable attorney and paralegal fees, disbursements and other legal expenses including, without limitation, such fees and expenses arising in any bankruptcy proceedings, (collectively “Legal Expenses”) and charges of other banks;

(v) such amounts as may be necessary to compensate Bank for any increased cost attributable to a Credit resulting from any law or regulation, any change in any law or regulation, or any interpretation thereof by any court or administrative or governmental authority charged or claiming to be charged with the administration thereof, or any change in generally accepted accounting principles applicable to Bank, which shall (i) impose, modify or make applicable any reserve, special deposit or similar requirement against any Credits issued by Bank or with respect to this Agreement, the Credit or any related document or any transactions hereunder or thereunder, or (ii) impose on Bank any other condition regarding this Agreement, the Credit or any related document, or (iii) subject Bank to any tax, similar measure, shall be to increase the cost to Bank of issuing or maintaining any Credit or reduce the amount of principal of, interest on, or any fee or compensation receivable by Bank in respect of any Credit or this Agreement;

(vi) a fee which will adequately compensate Bank, in Bank’s reasonable judgment, for any adverse impact on Bank due to any change in applicable law or regulations, or any interpretation thereof by any court or administrative or governmental authority charged or claiming to be charged with the administration thereof, or any change in generally accepted accounting principles applicable to Bank, which do not increase any cost to Bank or decrease any fee or compensation to Bank. For the purpose of Section 2(a)(v) and (vi) of this Agreement, Bank’s determination of such increased cost and the allocable share attributable to each Credit shall be deemed correct in the absence of manifest error, and any other reference to Bank shall be deemed to include any person to whom Bank has sold a participation in any Credit under this Agreement.

(vii) any amounts arising and owing from Customer or for which Customer is liable, arising under any agreements, relating to any such Credit or any application.

(b) All payments to which Bank is entitled pursuant to this Section 2 shall be made by Customer in United States currency, unless Customer obtains Bank’s prior consent to receive payments in another currency. In the event Bank so consents, Customer agrees to pay Bank, in accordance with Bank’s then-current exchange rates, plus Bank’s applicable exchange commissions.

(c) All payments to which Bank is entitled pursuant to this Section 2 shall be made to Bank free and clear of and without deduction for any present and future taxes, exchange regulation charges or other levies, deductions or withholdings of any kind and all liabilities with respect thereto.

(d) If Bank so elects, Customer authorizes Bank to charge any of Customer’s accounts with Bank at any of Bank’s branches for all monies paid or owed by Customer to Bank in connection with any Credit. Alternatively, Customer expressly authorizes Bank to obtain, on Customer’s behalf, payment from any of Bank’s affiliates where Customer maintains any account or accounts.

(e) If any amounts payable to Bank pursuant to this Section 2 are not paid when due, such amounts shall thereafter bear interest at the default rate of four percent (4%) greater than the floating rate of Zero Percent (0%) above Wall Street Journal Prime Rate, or if such Wall Street Journal Prime Rate shall cease to be published, a comparable rate established by Bank in its reasonable discretion. Interest shall be calculated thereon for the actual number of days that principal is outstanding based on a year of 360 days. If such increased rate’ of interest may not be collected under applicable law due to amount limitations then at the maximum rate of interest, if any, which may be collected under applicable law. Customer expressly acknowledges and agrees that Bank shall have the unrestricted right to demand payment reasonably in advance of the presentation of any sight drafts or payment demands or the maturity of any time drafts and that, for all purposes of this Agreement, the date of Bank’s demand shall be the date upon which payment is due Bank.

(f) The drawn amount (to the extent unreimbursed to Bank) and the undrawn amount of all Credits shall constitute outstanding advances by Bank for purposes of calculating credit availability under any line of credit or revolving credit facility made available by Bank to Customer.

(g) Customer agrees to indemnify, defend and hold harmless Bank and Bank’s correspondents from any loss, cost (including, but not limited to Legal Expenses), or damage arising in connection with any request for issuance of, payment under, or otherwise related to a Credit not involving Bank’s gross negligence or willful misconduct, including but not limited to (i) any failure of the Customer to comply with the terms of this Agreement, (ii) obligations and responsibilities imposed by foreign laws or customs for which the Customer is liable to indemnify the Bank under the UCP, or (iii) Bank’s dishonor of a draft or demand at the Customer’s request or pursuant to an injunction. For purposes of the indemnification obligations provided for in this Section (2)(g), “Bank” shall include Bank’s officers, directors, employees agents and affiliates. Bank shall have the right to select counsel employed by Customer in any defense initiated pursuant to this Section (2)(g).

3. Customer Examination of Credits, Instruments and Documents; Discrepancies:

(a) As to any Credit to be issued by Bank, Customer will promptly examine a copy of the Credit (and any amendments thereof) sent to Customer by Bank and all instruments and documents (or copies thereof) delivered to Customer from time to time by Bank, as Customer will, within one (1) business day of Customer’s receipt thereof, notify Bank by telecommunication or other expeditious means of communications of any discrepancy, irregularity or claim of non-compliance with Customer instructions as set forth in the appropriate Application. Customer will be conclusively deemed to have waived any such claim against Bank and any correspondent bank in connection with any Credit unless Customer notifies Bank in accordance with the preceding sentence. As used in this Agreement, the term “business day” shall mean any day upon which Bank is open for the conduct of substantially all of Bank’s banking functions.

(b) In the event Bank notifies Customer of any discrepancy between any instruments or documents presented under any Credit and the requirements of such Credit, Customer will, within one (1)business day of Customer’s receipt of such notice (or such shorter interval as circumstances may require and Bank shall advise Customer), notify Bank by telecommunication or other expeditious means of communication as to Customer’s acceptance or non-acceptance thereof. Customer will be conclusively deemed to have waived any claim of improper honor or dishonor of any Credit, unless Customer notifies Bank in accordance with the preceding sentence.

4. Commercial Credits:

The provisions of this Section 4 apply only to commercial Credits:

(a) Customer will keep all property shipped in connection with any commercial Credit insured in amounts, against risks and with insurers satisfactory to Bank, assign the policies or certificates to Bank or make loss payable to Bank, at Bank’s option, and furnish Bank on request with evidence of compliance with the foregoing. If Bank at any time and in connection with any commercial Credit, deems such insurance inadequate, Bank may procure additional insurance at Customer’s expense.

(b) Customer will procure all licenses and comply with all formalities necessary for the import, export and shipping of any property in connection with any commercial Credit and shall comply with all applicable domestic and foreign laws, orders and regulations (including those relating to exchange); upon Bank’s request Customer shall promptly furnish Bank with certificates evidencing such compliance. Customer hereby certifies and warrants to Bank that transactions with respect to any property shipped in connection with any commercial Credit are not prohibited under any United States law, order or regulation and that any shipment covered by any Credit or any documents required thereunder shall fully conform to all existing United States laws, orders and regulations.

(c) If Bank, at its discretion, delivers to Customer all or part of the goods or documents referred to in or shipped in connection with any commercial Credit before full payment of all Obligations (as defined in Section 6 hereof) secured thereby, Customer will execute and deliver such security agreements and financing statements, and will carry and furnish evidence of such assurance, as Bank may request, and Customer will pay all required filing fees. Bank’s rights specified herein shall be in addition to Bank’s rights under any applicable law or other agreement.

(d) If Bank agrees to issue any commercial Credit permitting the direct consignment of goods to Customer or Customer’s agents, Customer agrees to hold any goods so received in trust for Bank readily identifiable and stored separately and intact under separate accounting as Bank’s property and to execute and deliver such security agreements as Bank deems appropriate until Customer has: (i) accepted or rejected the related documents; and (ii) made full payment of all indebtedness arising under such Credit.

(e) If Bank, in Bank’s discretion, and at the Customer’s request, delivers to Customer all or any part of the documents referred to in or goods shipped in connection with any commercial Credit prior to Bank’s acceptance or payment of the related draft or drafts, or, in the case of any undertaking by Bank to expedite the delivery of goods prior to the arrival of the pertinent documents, Customer is authorizing Bank to accept and pay such draft(s) notwithstanding any discrepancies that may arise in relation thereto.

(f) Except as written instructions expressly to the contrary have been received by Bank from Customer in any Application or prior to the issuing of any commercial Credit and incorporated in such commercial Credit, Customer agrees that (i) drafts under any commercial Credit may, at drawer’s option, be drawn “without recourse”, (ii) commercial Credit advice may, at Bank’s option, be sent either to the commercial Credit beneficiary or to a correspondent bank and commercial Credits may be designated as freely negotiable with the correspondent named; (iii) part shipments may be made under any commercial Credit and Bank or correspondent bank may honor the related draft or payment demand without inquiry, regardless of any apparent disproportion between the quantity shipped and the amount of the related draft or payment demand, and the total amount of the commercial Credit and total quantity to be shipped under the commercial Credit; (iv) Bank may accept or pay, as complying with the terms of, any commercial Credit, any drafts or other documents otherwise in order which may be signed or issued by the administrator, executor, trustee in bankruptcy, debtor in possession, assignee for benefit of creditors, liquidator, receiver, successor, legal representatives or other party succeeding de facto or de jure to the powers, rights or privileges of the party who is authorized under the commercial Credit to draw or issue any drafts or other documents, and (v) Bank and any of Bank’s correspondents may (A) receive, and accept as a “bill of lading” or “airbill” under any commercial Credit any document issued or purporting to be issued by or on behalf of any carrier which acknowledges receipt of property for transportation, whatever the specific provisions of such document, (B) without limiting any other provisions of this Agreement, accept documents of any character which comply with the provisions, definitions, interpretations and practices contained in the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits No. 600 (effective July 1, 2007) and subsequent revisions thereof which shall supersede inconsistent provisions of applicable law to the extent not prohibited by applicable law, and (C) accept or pay any draft or payment demand dated on or before the expiration of any time limit expressed in any commercial Credit, regardless of when drawn and when or whether negotiated, provided the other required documents are dated prior to the expiration date of the commercial Credit.

5. Responsibilities and Limitations Thereon:

(a) Bank or its correspondent bank shall honor drafts which comply with the terms and conditions of the Credit and shall not be required to consult with Customer prior to doing so. Bank or correspondent bank, in its sole discretion, shall determine whether the beneficiary’s presentation appears on its face to conform with the terms and conditions of the Credit.

(b) Customer agrees that neither Bank nor any correspondent bank shall be responsible for, and Customer’s obligation to pay or reimburse Bank shall not be affected by (i) acts or omissions of any other person, including, without limitation, any beneficiary or assignee of any Credit, and any correspondent bank, agent or sub-agent; (ii) the existence, character, nature, quality, quantity, condition, packing, value or delivery of goods purporting to be represented by documents, or any difference of goods from that expressed in documents; (iii) the validity, sufficiency, genuineness or collectability of documents (including insurance) or instruments, or of any endorsements thereon; (iv) any irregularity in connection with shipment including, without limitation, any default or fraud by the shipper or others, the time, place, manner or order of shipment, non-shipment of goods or partial or incomplete shipments, failure to arrive or delay in arrival of goods or documents, or failure to give notice of shipment or arrival of goods or documents; (v) breach of contract or fraud between Customer and any Credit beneficiary or any other party or the use which may be made of any Credit or funds obtained thereunder by any Credit beneficiary or other party; (vi) consequences of compliance with laws, orders, regulations or customs in effect in places of negotiation or payment of any Credit; (vii) failure of drafts or other payment demands to bear reference or adequate reference to any Credit, failure of documents to accompany drafts at negotiation, failure of negotiating banks to comply with Bank’s directions, or failure of any party to surrender or take up any Credit, or failure of any party to note the amount of any draft or payment demand on the reverse side of any Credit, or forward documents apart from drafts as required by the terms of any Credit (each of which requirements Bank may waive even if included in any Credit); (viii) errors, omissions, interruptions or delays in transmission or delivery of any messages, however sent and whether plain or in code or cipher, or errors in translation or interpretation of technical or other terms; or (ix) without limiting the foregoing, any act or omission of Bank not done or omitted in bad faith.

(c) Bank shall have no duty to inquire into: (I) the existence of any disputes or controversies between Customer and the beneficiary of any Credit or any other person, or (ii) the truth, accuracy or occurrence of any fact or event referred to in any certificate or other document presented under or in connection with any Credit. Bank’s sole obligation shall be limited to honoring requests for payment made under and in compliance with any Credit notwithstanding: (A) any assistance which Bank may have rendered in connection with the preparation of the wording of the Credit or any certificate or other documents required to be presented thereunder, or (B) any awareness or knowledge which Bank may have concerning any transaction giving rise to any Credit.

(d) If Customer requests the inclusion in any Credit of any provision for credit advances to the beneficiary, Bank may make in such Credit any provision in that respect which Bank deems appropriate, under which any bank entitled to negotiate drafts under the Credit, acting in its discretion in each instance and upon written request from the beneficiary, may make any one or more clean advances at any time on or prior to the date by which drafts and documents are to be negotiated under the Credit. The aggregate of such advances shall in no event be more than the amount specified in the related Application, and in no event shall any such advance exceed the amount remaining available under the Credit at the time of advance If the beneficiary fails to repay the advancing bank for any such advance, Customer shall on demand pay Bank the amount thereof as if such advance were evidenced by a draft or drafts under the Credit, together with interest on each such amount for the period that the same shall have been outstanding at the rate required by the advancing bank, unless limited by the Credit, otherwise at the rate referenced in Section 2 of this Agreement. It is understood that neither Bank nor any bank which makes any such advance shall be obligated to inquire into the use that may be made thereof by the beneficiary and that Bank and each such bank shall be without liability for any wrongful use that may be made by the beneficiary of any funds so advanced.

6. Security, Default:

(a) Customer hereby grants Bank a continuing security interest in and recognizes and admits Bank’s unqualified right to the possession and disposition of any and all property shipped under or pursuant to or in connection with any Commercial Credit or in any way relative thereto, and in and to all shipping documents, warehouse receipts, policies or certificates of insurance and other documents or instruments accompanying or relative to drafts and in and to the proceeds to each and all of the foregoing, all to be held by Bank subject to the terms of this Agreement as collateral security for the prompt and unconditional payment of any and every obligation and liability of Customer to Bank and Bank’s claims of every nature and description against Customer, whether or not represented by negotiable instruments or other writings, whether now existing or hereafter incurred, originally contracted with Bank and/or with another or others and now or hereafter owing to or acquired in any manner by Bank, whether contracted by Customer alone or jointly or severally with another or others, direct or indirect, absolute or contingent, secured or not secured, matured or unmatured including, without limitation, all amounts owing to Bank from Customer under this Agreement (all of the foregoing are hereinafter called “Obligations”).

(b) In order to further secure the payment of such Obligations, Bank is hereby also granted a continuing security interest for the amount of all Obligations upon any and all property in which Customer has an interest, now or hereafter in Bank’s actual or constructive possession, or now or hereafter in transit to Bank or Bank’s correspondents or agents from or for Customer, whether for safekeeping, custody, pledge, transmission, collection or otherwise, including without limitation, investment property, and in all of Customer’s now existing or hereafter arising deposit accounts with Bank or Bank’s affiliates and credits with, and Customer’s claims against Bank at any time. In addition to all other rights and remedies, Bank shall have the rights of a secured party under the UCC. Failure of Bank to take necessary steps to preserve rights against any parties with respect to any property in Bank’s possession shall not be deemed a failure to exercise reasonable care.

(c) The property referred to in subsections (a), (b) and (c) of this Section 6, and any other property in which Bank may now or hereafter be granted a security interest or which may be deposited with Bank or Bank’s agents to secure Obligations, are hereinafter collectively called “Collateral”. Without notice to or further assent by Customer, the liability of any party for or upon Obligations or Collateral may from time to time, in whole or in part, be renewed, extended, modified, compromised or settled for cash, credit or otherwise by Bank, upon any terms and conditions Bank may deem advisable, and Bank may discharge or release said other person(s) from such liabilities and/or exchange, sell or surrender any of the Collateral from time to time. Bank shall not be liable for any failure to collect or demand payment of or to protest or give any notice of non-payment respecting the Collateral or any part thereof, or for any delay in so doing. Bank shall not be required to keep the Collateral identifiable or otherwise to take any action with respect thereto. Without notice Bank may exercise any of Customer’s rights with respect to Collateral and may, at any time or times, before or after maturity of any Obligations, transfer into the name of Bank or Bank’s nominee all or any part of the Collateral. Bank may endorse Customer’s name or names on all notes, checks, drafts, bills of exchange, money orders or commercial paper included in Collateral or representing the proceeds thereof.

(d) If Customer shall fail to perform any agreement herein contained or contained in any security agreement or other agreement or application for issuance of a Credit delivered by Customer to Bank, or if Customer defaults in the punctual payment of any sum payable upon Obligations or Collateral, or upon the happening with respect to Customer of any of the following: the commencement of any proceeding suit or action for reorganization, dissolution or liquidation; suspension or liquidation of Customer’s usual business; insolvency; the filing of a petition under any of the provisions of the Bankruptcy Act or amendments thereto; dissolution or death; application for, or appointment of, a conservator, rehabilitator or receiver for any of Customer or Customer’s property in any jurisdiction; issuance of any injunction or an order of attachment; the calling of a meeting of creditors; appointment of a committee of creditors or liquidating agent; offering a composition or extension to creditors; assignment for benefit of creditors; making or sending notice of an intended bulk transfer; failure, after demand, to furnish any financial information or to permit the inspection of books or records of account; the making of any misrepresentation to Bank for the purpose of obtaining credit or an extension of credit; or if the condition or affairs of Customer shall so change, as, in Bank’s opinion, shall impair Bank’s security interest or increase Bank’s credit risk, or if Bank otherwise deems itself insecure – then in any of those events all of the said Obligations, although not yet due, shall, without notice or demand, forthwith become and be immediately due and payable at Bank’s option, notwithstanding any time, credit or grace period otherwise allowed under any of said Obligations or under any instrument evidencing the same.

(e) Upon the happening of any of the events set forth in subsection (d) hereof and at any time thereafter, Bank shall have, in addition to all other rights and remedies, the remedies of a secured party under the Uniform Commercial Code then in effect in the State of Massachusetts. Upon Bank’s request, Customer shall assemble the Collateral and make the same available to Bank at a place to be designated by Bank which is reasonably convenient to Bank and Customer. Bank will give Customer at least five (5) days’ notice of the time and place of any public sale of any of the Collateral, or of the time after which any private sale or any other intended disposition thereof is to be made. No such notice need to be given with respect to Collateral which is perishable or threatens to decline speedily in value or is a type customarily sold on a recognized market. Any sale or other disposition of Collateral permitted hereunder may be made without any warranties by Bank, may be made by an auctioneer or by any other means (at Bank’s discretion), may be made without any registration of securities, and all such sales or dispositions will be deemed to be commercially reasonable. Bank may apply the net proceeds of any sale, lease or other disposition of Collateral, after deducting all costs and expenses of every kind incurred therein or incidental to the retaking, holding, preparing for sale, selling, leasing or the like of the Collateral or in any way relating to Customer’s rights thereunder (including Legal Expenses) to the payment, in whole or in part, in such order as Bank. may elect, of one or more of said Obligations, whether due or not due, absolute or contingent, making proper rebate for interest or discount on items not then due, and only after so applying such proceeds and after the payment by Bank of any other amounts required by any existing or future provision of law (including Section 9-504(1)(c) of the Uniform Commercial Code of any jurisdiction in which any of the Collateral may at the time be located) need Bank account for the surplus, if any. Customer shall remain liable to Bank for the payment of any deficiency, with interest.

(f) Customer authorizes Bank to file financing statements at any time with respect to any Collateral. At any time on Bank’s request, Customer will sign financing statements, security agreements or other agreements with respect to any Collateral, or upon Customer’s failure to do so Customer hereby irrevocably appoints Bank (and its duly authorized officers) as its true and lawful agent and attorney-in fact to execute the aforesaid documents on its behalf or to take any action desirable to Bank, in its discretion, to effect, protect, perfect, or preserve Bank’s lien or mortgage interest on the Collateral and any liquidation thereof provided for herein, and any expense borne by the Bank in exercising such power of attorney shall be due on demand from Customer and secured by the Collateral. Bank’s address for purposes of demanding termination of security interests created hereby shall be:

TD Bank, NA

ATTN: Collateral Department

2059 Springdale Road

Cherry Hill, New Jersey 08003.

Customer agrees to pay all filing fees and reimburse Bank for all costs and expenses of any kind incurred in any way in connection with the Collateral.

(g) Bank may assign or transfer all or any part of said Obligations and may transfer, as security therefore, all or any part of the Collateral and thereafter Bank shall be fully discharged from all liability and responsibility with respect to the Collateral so transferred and the transferee shall be vested with all of Bank’s powers and rights hereunder with respect to such Collateral, but with respect to any Collateral not so transferred, Bank shall retain all rights and powers hereby given.

7. Miscellaneous:

(a) Customer shall furnish Bank with a list of persons authorized to act for Customer in connection with this Agreement, any Application or any Credit issued by Bank. Bank shall be authorized and entitled to rely upon any written or electronically-transmitted Application or other communication or any message received or purporting to be received from one of such persons or any other person reasonably believed by Bank to be duly authorized to act for Customer hereunder.

(b) Customer will not assign any of Customer’s rights and obligations hereunder unless Bank’s prior consent is obtained. Customer acknowledges and agrees that Bank may freely assign or delegate any of Bank’s rights and duties hereunder or in connection with any Credit issued by Bank to any entity which: (i) is controlled by Bank; or (ii) under common control with Bank; or (iii) controls Bank.

(c) Customer further covenants and agrees that none of the transactions contemplated by this Agreement are intended to and shall not constitute a “deposit” within the meaning of 12 U.S.C sS 1813(1) and in the event of Bank’s failure to fulfill Bank’s obligations in whole or in part, with respect to a draw on any Credit, neither Customer nor Customer’s successors or assigns will make any claim against the Federal Deposit Insurance Corporation with respect thereto.

(d) This Agreement shall continue in full force and effect as to all Credits which Bank may issue for Customer’s account or on Customer’s behalf. This Agreement is not a commitment to issue or amend any one or more Credits, and notwithstanding anything to the contrary herein, Bank shall be entitled to refuse to issue or amend any Credits without cause and in Bank’s complete discretion.

(e) Bank may request another bank to issue the Credit on Customer’s behalf. Such arrangement shall be deemed independent of the underlying transaction for which the Credit is obtained. Customer acknowledges and agrees that such a Credit may be subject to foreign laws, customs and regulations which may be in force in any place of negotiation or payment thereof and Customer agrees that Customer’s obligations to Bank under this Agreement shall not be excused or modified as a result of any such laws, customs or regulations or the effect of such laws, customs or regulations on such Credit.

(f) If any provision of these terms and conditions is, or becomes, prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate, affect or impair any of the remaining provisions hereof or render unenforceable the provision in any other jurisdiction.

(g) No delay on Bank’s part or on the part of any assignee in exercising any power or right hereunder shall operate as a waiver of any power or right, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. The rights and remedies herein expressly specified are cumulative and not exclusive of any other rights or remedies which Bank or Bank’s assigns may otherwise have or would have under applicable law.

(h) The word “Customer” is used herein for convenience of reference only and shall be deemed to refer to the undersigned and to each of them if more than one, regardless of number, each of which shall be jointly and severally liable hereunder and all provisions hereof regarding Customer’s liabilities or property and security shall apply to any liability or any security or property of Customer. If this Agreement is signed by a partnership, the members thereof shall be individually bound and liable hereunder.

(i) The word “Bank” is intended to mean TD Bank, N.A. and/or any of its affiliates as circumstances warrant their participation in a transaction contemplated by this Agreement. “Affiliates” shall be deemed to mean any entities owned by Bank or under common ownership with Bank.

(j) Except and to the extent inconsistent with the specific provisions of this Agreement each Credit hereunder and all transactions in connection therewith shall be interpreted, construed and enforced according to: (i) the International Chamber of Commerce Uniform Customs and Practice for Documentary Credits No. 600 (effective July 1, 2007) or the International Standby Practices of the International Chamber of Commerce (ISP 98) Publication No. 590 and subsequent revisions thereof which shall supersede inconsistent provisions of applicable law to the extent not prohibited by applicable law, as applicable to each Credit; and (ii) the laws of the State of Massachusetts, including, without limitation, the Uniform Commercial Code. Customer irrevocably submits in any legal proceeding relating to this Agreement or any Application or any Credit issued hereunder to the non-exclusive in personam jurisdiction of any court sitting in the State of Massachusetts and agrees to suit being brought in any such court and waives any objection to the venue of any proceeding in any such court. Customer further consents to being joined in any legal proceeding brought against Bank concerning any Credit issued for Customer’s account and accept the jurisdiction and venue of any court where such proceeding is instituted. Whenever there shall be a conflict between the regulations of the International Chamber of Commerce regulations and the laws of the State of Massachusetts the International Chamber of Commerce regulations shall prevail.

(k) Bank and Customer agree that neither of them nor any permitted assignee or successor shall (i) seek a jury trial in any lawsuit, proceeding, counterclaim or action arising under or relating to this Agreement, any Credit, Application or any related instruments, or the dealings or the relationship between or among any of them, or (ii) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. Customer has had an opportunity to discuss the provisions of this paragraph fully with counsel of Customer’s choosing, and these provisions shall be subject to no exceptions. Neither the Bank nor the Customer has agreed with or represented to the other that the provisions of this paragraph will not be fully enforced in all instances.

(l) The Customer hereby (0 acknowledges that any transaction contemplated by this Agreement is a commercial transaction and (ii) waives all rights to a judicial hearing of any kind prior to the exercise by the Bank of its rights to possession of the Collateral without judicial process or of its rights to replevy, attach or levy upon the Collateral without prior notice or hearing. Customer acknowledges that it has been advised by counsel of its choice with respect to the provisions of this Section 7 and of this Agreement generally.

IN WITNESS WHEREOF, the parties have executed this Agreement this 15th day of August, 2013.

TD BANK, N.A.		BORROWER: Smith & Wesson Holding Corporation

By:	/s/ Maria Goncalves	By:	/s/ Jeffrey D. Buchanan
	Maria Goncalves		Jeffrey D. Buchanan
Its:	Duly Authorized Representative	Its:	EVP, CFO and Treasurer

Address: 2100 Roosevelt Avenue Springfield, Massachusetts 01102

TIN #87-0543688

BORROWER: Smith & Wesson Corp.

		By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
		Its:	EVP, CFO and Treasurer

Address: 2100 Roosevelt Avenue Springfield, Massachusetts 01102

TIN #13-3386737

TD BANK, N.A.

1441 Main Street

Springfield, MA 01103

August 15, 2013

Smith & Wesson Holding Corporation

and its Subsidiaries

2100 Roosevelt Avenue

Springfield, MA 01102

Re:	Master Letter of Credit Agreement

Ladies and Gentlemen:

Reference is made to that certain Master Letter of Credit Agreement of even date herewith between TD Bank, N.A. (the “Bank”) and you on behalf of your subsidiaries (the “Customer”) (as the same may be amended, modified or supplemented from time to time, the “Letter of Credit Agreement”).

Reference is further made to that to that certain Credit Agreement of even date herewith among the Customer and its subsidiaries, TD Bank, N.A., as Administrative Agent, and the Lenders from time to time party thereto (the “Loan Agreement”).

This letter agreement modifies and amends the Letter of Credit Agreement and terms defined therein shall have the same meanings herein.

In consideration of various financial accommodations made available by the Bank to the Customer and its Subsidiaries, the parties hereto agree as follows:

1. Notwithstanding anything to the Section 2(a)(iii) of the Letter of Credit Agreement to the contrary, the fee for each Credit issued by Bank shall be .75% per annum; provided, however, in the event of a default under the Letter Credit Agreement or “Default” under and as defined in the Loan Agreement, such fee shall be increased to be 2.00% per annum.

2. Notwithstanding anything in Section 2(e) of the Letter of Credit Agreement to the contrary, if any amounts payable to Bank pursuant to Section 2 of the Letter of Credit Agreement are not paid when due, such amount shall thereafter bear interest at the Base Rate (under and as defined in the Loan Agreement), plus 1.50% per annum (i.e., Pricing Level 1 of the Applicable Rate under and as defined in the Loan Agreement), plus 2.00% per annum (i.e., the increase in the interest rate described in the Default Rate under and as defined in the Loan Agreement).

3. Notwithstanding anything in the Letter of Credit Agreement, including, without limitation Section 6 to the contrary, the obligations of Customer under the Letter of Credit Agreement are unsecured. The Bank acknowledges and agrees that any grant of security interest by Customer in favor of the Bank described in the Letter of Credit Agreement is null and void and of no force and effect.

4. Notwithstanding anything in the Letter of Credit Agreement to the contrary, in addition to all other rights and remedies of the Bank under the Letter of Credit Agreement, in the event any Credit is outstanding at the time that Customer prepays, or is required, to repay, the Obligations (as defined in the Loan Agreement) or the Commitments (as defined in the Loan Agreement) are terminated, the Customer shall pledge to and deposit with or deliver to Bank as collateral for all liabilities and indebtedness in respect of the Credits, (a) cash or deposit account balances or (b) backstop letters of credit entered into on terms, from issuers and in an amounts satisfactory to the Bank.

Kindly acknowledge your agreement with respect to the foregoing and your acceptance of the terms of this letter agreement by returning to TD Bank, N.A. an executed counterpart hereof as soon as possible.

Sincerely,

TD BANK, N.A.

By:	/s/ Maria Goncalves
Name: Maria Goncalves
Title: Regional Vice President

Agreed and Accepted by:

SMITH & WESSON HOLDING CORPORATION

By:	/s/ Jeffrey D. Buchanan
Name: Jeffrey D. Buchanan
Title: EVP, CFO and Treasurer

(Signature Page to Letter Agreement re Master Letter of Credit Agreement)